Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces Third Quarter 2008 Results

Trevose, PA – November 7, 2008 – Broder Bros., Co. (the “Company”) today announced results for its third quarter ended September 27, 2008.

Third Quarter 2008 Results Compared to Prior Year

Third quarter 2008 net sales were $252.3 million compared to $246.4 million for the third quarter 2007. Income from operations for the third quarter 2008 was $7.8 million compared to a loss from operations of $(3.1) million for the third quarter 2007. Third quarter 2008 net loss was $(0.9) million compared to $(11.6) million for the third quarter 2007. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $12.3 million for the third quarter 2008 compared to EBITDA of $1.9 million for the third quarter 2007. A reconciliation of EBITDA to net loss is set forth at the end of this press release.

Results include the impact of certain restructuring, integration and other highlighted charges discussed below. Excluding these highlighted charges, EBITDA was $13.3 million for the third quarter 2008 and $7.6 million for the third quarter 2007.

Third quarter 2008 gross profit was $43.9 million compared to $40.1 million for the third quarter 2007. Third quarter 2008 gross margin was 17.4% compared to gross margin of 16.3% in the prior period. The increase in gross profit was attributable to higher gross profit per unit in trade brands, partially offset by lower unit volumes and lower gross profit per unit in private label brands.

Year-to-Date Results Compared to Prior Year

For the nine months ended September 2008, net sales were $706.6 million compared to $696.4 million for the nine months ended September 2007. Income from operations for the nine months ended September 2008 was $12.4 million compared to loss of $(5.6) million for the nine months ended September 2007. Net loss for the nine months ended September 2008 was $(14.9) million compared to net loss of $(27.1) million for the nine months ended September 2007. EBITDA for the nine months ended September 2008 was $26.3 million compared to EBITDA of $9.4 million for the nine months ended September 2007.

Excluding the highlighted charges denoted herein, EBITDA for the nine months ended September 2008 was $29.4 million compared to EBITDA of $25.9 million for the nine months ended September 2007.

Business Outlook

The Company continues executing various initiatives to improve performance. According to industry data gathered from the Company and many of its competitors by AC Nielsen and reported by STARS, the Company gained market share during the third quarter. The Company experienced a 1% decline, measured in units shipped, for the third quarter 2008 while the rest of the industry experienced a 4% decline in units shipped. The market share gain can be attributed to improved inventory availability and the impact of regional sales management. Based on detailed competitive analysis, the Company believes that its inventory availability in most of its sales regions is superior to that of its competitors. Sales managers hired in the fourth quarter 2007 to better manage the Company’s inside and outside sales forces continue to help the Company gain market share by targeting the sales force on customers with major potential; avoiding unproductive, inter-division competition; and increasing the number and productivity of sales calls. The Company has begun to devote additional resources to using pricing and an improved understanding of price elasticities to increase Gross Profit. Management believes that the initial actions taken have begun to produce results since gross margins have expanded. In addition, the Company reduced its operating expenses during the third quarter 2008 primarily due to personnel in the new distribution centers continuing to become more efficient, the elimination of a sweepstakes program that was in effect during the third and fourth quarters 2007, and the consolidation of functions that had not been fully consolidated following acquisitions.

Liquidity

The Company relies primarily upon cash flow from operations and borrowings under its revolving credit facility to finance operations, capital expenditures and debt service requirements. Borrowings and availability under the revolving credit facility fluctuate due to seasonal demands. Historical borrowing levels have reached peaks during the middle of a given year and low points during the last quarter of the year. Borrowings under the revolving credit facility increased from $102.7 million at December 29, 2007 to $131.4 million at September 27, 2008. The increase in the revolver was primarily due to an increase in inventory (net of a smaller increase in accounts payable) and, to a lesser extent, the year-to-date 2008 net loss. The Company’s revolving credit facility provides for aggregate borrowings up to $225.0 million, subject to borrowing base availability. Borrowing base availability at September 27, 2008, December 29, 2007 and September 29, 2007 was $74.5 million, $55.5 million and $85.7 million, respectively.

Selected Balance Sheet Information

(dollars in millions)

(Unaudited)

	September 27, 2008	December 29, 2007	September 29, 2007
Accounts Receivable, Net	$102.9	$85.3	$99.2
Inventory (1)	252.7	191.8	208.8
Accounts Payable (1)	141.7	89.8	124.1
Revolving Credit Debt	131.4	102.7	89.0

	82.5	84.6	94.9

Senior Notes	$225.0	$225.0	$225.0

Shareholders’ Equity	$(73.0)	$(58.4)	$38.6

(1)	Inventory and accounts payable at September 2008, December 2007 and September 2007 include accruals for inventory in-transit between suppliers and Company distribution centers of $15.0 million, $14.2 million and $15.3 million, respectively.

Highlighted Charges

Results for the three and nine months ended September 27, 2008 and September 29, 2007 include certain charges as follows:

(dollars in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2008	2007	2008	2007
Restructuring charges	$0.2	$4.5	$1.1	$10.7
Facilities consolidation-related charges	—	2.0	0.1	5.2
Management fees	0.7	(0.9)	1.6	—
Stock-based compensation	0.1	0.1	0.3	0.4
Other highlighted charges	—	—	—	0.2

Total Highlighted Charges	$1.0	$5.7	$3.1	$16.5

Restructuring charges recorded during the third quarter of 2008 consisted of interest accretion on restructuring charges. Restructuring charges during the nine months ended September 27, 2008 consisted of $0.5 million of interest accretion on restructuring charges, $0.4 million resulting from changes in our sublease assumptions for distribution centers which were previously closed and $0.1 million in severance charges.

Restructuring charges recorded during the third quarter 2007 consisted of approximately $4.4 million in distribution center closure costs for the fair value of the future lease obligations, net of estimated sublease payments, and $0.1 million in severance and related benefits charges. Restructuring charges recorded during the nine months ended September 29, 2007 consisted of (i) approximately $10.7 million in distribution center closure costs for the fair value of the future lease obligations, net of estimated sublease payments and (ii) $1.5 million in severance and related benefits charges, offset by (iii) a $1.5 million reversal of lease termination costs due to the Company executing two sublease agreements for its La Mirada, CA distribution center. Facilities consolidation-related charges consisted primarily of (i) incremental training and travel costs directly attributable to the opening of multi-branded facilities and (ii) duplicative rent payments directly attributable to the opening of multi-branded facilities. Other highlighted charges consisted of consulting fees related to an inventory and supply chain initiative.

Conference Call

The Company will conduct a conference call at 10:00 a.m. Eastern Time on Friday, November 7, 2008 to discuss its third quarter 2008 results. The domestic dial-in number for the call is (877) 795-3648. The confirmation code is 4673424. For those unable to participate in the conference call, a replay will be available beginning November 7, 2008 at 1:00 p.m. Eastern Time until November 17, 2008 at 1:00 p.m. Eastern Time. To access the replay, dial (888) 203-1112. The replay passcode is 4673424.

* * * * * * *

About Broder Bros., Co.

Broder Bros., Co. owns and operates three leading brands in the imprintable sportswear industry: “Broder,” “Alpha” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates the largest distribution network in the industry, which consists of eight major distribution centers and ten “Express” facilities offering pick-up room service. The Company has the ability to ship to over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company has the resources to handle small orders, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end consumers

The Broder, Alpha and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers virtually all of the leading industry product styles including those manufactured by Gildan, Russell, Hanes, Anvil and Fruit of the Loom, as well as many exclusive brands including Adidas Golf, Champion, Columbia Sportswear, Alternative Apparel and Dickies Workwear. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, HYP, Desert Wash, Great Republic and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, NES Clothing Company in 2004 and Amtex in 2006.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s websites: www.broderbrosco.com, www.broderbros.com, www.alphashirt.com and www.nesclothing.com.

Forward-Looking Information

This press release may contain forward-looking statements, including statements about our business outlook, strategy, plans, goals, objectives, expectations and historical results that may suggest trends for our business. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of this release. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of many risks, uncertainties and factors, including, without limitation,

•	general economic conditions;

•	significant competitive activity, including promotional and price competition;

•	changes in customer demand for the Company’s products and the Company’s ability to protect and/or expand customer relationships; and

•	those that are described in our latest annual report on Form 10-K and other subsequent filings with the SEC, all of which are expressly incorporated herein by reference.

The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances. In this press release the Company has included a discussion of EBITDA, a non-GAAP measure. You will find a reconciliation of EBITDA to net loss at the end of this press release.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 27, 2008 AND SEPTEMBER 29, 2007

(dollars in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2008	2007	2008	2007
Net sales	$252.3	$246.4	$706.6	$696.4
Cost of sales (exclusive of depreciation and amortization as shown below)	208.4	206.3	584.0	576.6

Gross profit	43.9	40.1	122.6	119.8

Warehousing, selling and administrative expenses	30.6	34.5	93.3	99.3
Restructuring and asset impairment charges, net	0.2	4.5	1.1	10.7
Management fee	0.7	(0.9)	1.6	0.0
Stock-based compensation	0.1	0.1	0.3	0.4
Depreciation and amortization	4.5	5.0	13.9	15.0

Operating expenses	36.1	43.2	110.2	125.4

Income (Loss) from operations	7.8	(3.1)	12.4	(5.6)

Interest expense, net of change in fair value of interest rate swaps	8.6	9.2	27.1	28.7

Other expenses	8.6	9.2	27.1	28.7

Loss before income taxes	(0.8)	(12.3)	(14.7)	(34.3)

Income tax provision (benefit)	0.1	(0.7)	0.2	(7.2)

Net Loss	$(0.9)	$(11.6)	$(14.9)	$(27.1)

Reconciliation to EBITDA
Interest expense, net of change in fair value of interest rate swaps	8.6	9.2	27.1	28.7
Income tax provision (benefit)	0.1	(0.7)	0.2	(7.2)
Depreciation and amortization	4.5	5.0	13.9	15.0

EBITDA	$12.3	$1.9	$26.3	$9.4

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of the Company’s operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.